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                                                     EXHIBIT 3(a)


                      AMENDMENTS TO BY-LAWS
                               OF
              RODMAN & RENSHAW CAPITAL GROUP, INC.

     RESOLVED, that effective on the Tender Closing Date (as that term is defined in the Acquisition Agreement with Abaco):

1. Section 2 of Article III of the By-Laws of this corporation be and hereby is deleted in its entirety and replaced with the following:

     SECTION 2. QUALIFICATIONS. Directors of this corporation shall be Independent Directors (as defined below), Parent Directors (as defined below), or employees of this corporation or its affiliates. The term of any director who ceases to qualify as provided in the foregoing sentence shall immediately and without any further action terminate forthwith. "Parent Directors" means such persons as are designated by Abaco Grupo Financiero, S.A. de C.V. ("Parent"), as such designation may change from time to time. An "Independent Director" means any person designated by Parent who (i) is in fact independent and qualifies as an independent director in accordance with New York Stock Exchange rules,
     (ii) is not connected with Parent or this corporation or any of their respective affiliates as an officer, employee, trustee, partner, director (other than of this corporation) or person performing similar functions and (iii) has not been employed by this corporation or any of its subsidiaries during the preceding year.

2. Section 2 of Article III of the By-Laws of this corporation be and hereby is deleted in its entirety and replaced with the following:

     SECTION 3. NUMBER AND ELECTION OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than 11 nor more than 21. Except as provided in Section 10 of this Article III, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders. At each Annual Meeting of Stockholders, directors shall be elected for a term expiring at the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

3. Section 10 of Article III of the By-Laws of this corporation be and hereby is deleted in its entirety and replaced with the following:

     SECTION 10. VACANCIES. Vacancies in the Board of Directors, through death, resignation or otherwise, and newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the



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     remaining directors in office, though less than a quorum, or by the sole remaining director. Directors elected to fill vacancies shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier resignation or removal.

DIRECTORS

     RESOLVED, that effective as of the Tender Closing Date, the resignation of Mr. Kenneth M. Karmin as a director of this corporation, effective as of the Tender Closing Date, is hereby accepted by the Board;

     RESOLVED, that the number of directors is set at 21 and the following additional persons are hereby elected as directors of this corporation to hold office until their successors are elected and qualify:

     Jorge Lankenau Rocha                    Mauricio Morales Sada
     Eduardo Camarena Legaspi                Joseph P. Shanahan
     Fernando De Jesus Valdes Medina         David S. Ruder
     Jorge Antonio Garcia Garza              Neal A. Klegerman
     Rodrigo Padilla Olvera                  James D. Van De Graaff
     Juan Manuel Moller Gamez

so that at the Tender Closing Date, the Board will consist of such persons and Messrs. Kurt B. Karmin, Blake, Chigas, Grant, Helfand, Lang, Kantor, Mains, Quinlivan and Schild.

REDEMPTION OF RIGHTS

     RESOLVED, that the outstanding stockholder Rights (the "Outstanding Rights") issued pursuant to the Rights Agreement dated as of August 20, 1993 (the "Rights Agreement") between the Company and The First Chicago Trust Company of New York, as Rights Agent, are hereby redeemed effective immediately prior to Abaco's consummation of the Offer by accepting tendered shares for payment, pursuant to Section 23 of the Rights Agreement;

     RESOLVED, that the redemption price of $0.01 per Outstanding
Right be paid to holders of record of the Outstanding Rights as of the Tender Closing Date.


ADOPTION OF 1993 STOCK OPTION PLAN

     RESOLVED, that the Rodman & Renshaw Capital Group, Inc. 1993
Stock Option Plan (the "Stock Option Plan") in the form submitted to directors and attached hereto is hereby approved and adopted;

     RESOLVED, that in accordance with this corporation's By-laws, the Board of Directors hereby creates a Stock Option Committee, which shall have the responsibilities set forth in Section 4 of the Stock Option Plan, and the Stock Option



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Committee of the Board of Directors is hereby empowered to
implement such Stock Option Plan in accordance with its terms;

     RESOLVED, that this corporation is hereby authorized to issue and sell 900,000 shares of common stock in accordance with the terms of the Stock Option Plan, and such shares, when so issued and sold against payment therefor, as provided in the Stock Option Plan, shall be deemed fully paid and non-assessable shares of common stock of this corporation;

     RESOLVED, that there is hereby reserved for issuance and delivery upon exercise of options granted under the Stock Option Plan, 900,000 shares of common stock of this corporation and, upon issuance and delivery of such shares for the consideration specified in the options, such shares shall be fully paid and non-assessable shares of common stock;

     RESOLVED, that the Chief Executive Officer, President or Chief Financial Officer of this corporation are, and each of them acting alone hereby is, authorized to execute and deliver, in the name of and on behalf of this corporation, stock option agreements to each person being granted options pursuant to the Stock Option Plan, such agreements to be in such form as approved by the Stock Option Committee of this corporation; and

     RESOLVED, that the proper officers of this corporation are hereby authorized to take such further action and to execute, deliver and file such further instruments and documents, in the name of and on behalf of this corporation, and under its corporate seal or otherwise, which shall in their judgment be necessary, proper and advisable in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions.

FORM S-8 REGISTRATION STATEMENT

     RESOLVED, that the Board of Directors hereby declares it to be advisable and in the best interest of this corporation that the shares of common stock of this corporation reserved for issuance under (i) the Stock Option Plan, (ii) the Company's Incentive Stock Option Plan adopted June 24, 1983 and (iii) the Company's Incentive Stock Option Plan adopted as of June 24, 1993 (collectively, the "Shares") be registered under the Securities Act of 1933;

     RESOLVED, that the Chairman, President or any Executive Vice President of this corporation are hereby authorized to do all such acts and things, and to execute, deliver and file all such documents (including, without limitation, a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission and the Prospectus which is a part thereof, and any amendments or supplements thereto), in order to effect the registration under the Securities Act of 1933 of the Shares;

     RESOLVED, that each of the Chairman, President or any Executive Vice President is hereby authorized in the name and on behalf of the Company to take any and all actions which any of



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them deem necessary or desirable in order to effect the
registration or qualification (or exemption therefrom) of the Shares for offer, sale or trading under the Blue Sky or securities laws of any of the states, territories and possessions of the United States of America and in connection therewith to execute, acknowledge, verify, deliver, file or cause to be published any applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, and to take any and all further action which any of them deem necessary or desirable in order to maintain any such registration or qualification for as long as such officer deems necessary or desirable;

     FURTHER RESOLVED, that each of the Chairman, President or any Executive Vice President is authorized and directed to make application to the New York Stock Exchange ("NYSE") for the listing of the Shares, such listing to become effective upon the official notice of issuance of the Shares, or as soon thereafter as may be practicable, and in connection therewith, to execute in the name of and on behalf of the Company and to deliver and file all such documents as such officer deems necessary or desirable to accomplish such listing;

     FURTHER RESOLVED, that each of the Chairman, President or any Executive Vice President is authorized to appear on behalf of the Company before the appropriate committee or bodies of the Securities and Exchange Commission and NYSE, as such appearance may be required, with authority to make such changes in any Registration Statement or listing application, and in any agreement or other document that may be delivered or filed in connection therewith, as, in his discretion, may be necessary or desirable in order to effect the registration and listing of the Shares;

     FURTHER RESOLVED, that each of the Chairman, President or any Executive Vice President is hereby authorized to do all such acts and things, to execute and deliver all such documents, and to incur and pay all such fees and expenses, as he may deem necessary or desirable to carry out and comply with the intent and purpose of these resolutions, and all such acts of such officers, whether heretofore or hereafter done or performed are hereby, in all respects, adopted, approved, and ratified as the valid and subsisting acts of this corporation.

ISSUANCE OF SHARES PURSUANT TO ACQUISITION AGREEMENT

     RESOLVED, that this corporation is hereby authorized to issue and sell up to 220,000 shares of common stock of this corporation to Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero, in accordance with the terms of the Acquisition Agreement, and such shares, when so issued and sold against payment therefor, as provided in the Acquisition Agreement, shall be deemed fully paid and non-assessable shares of common stock of this corporation.



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GENERAL

     RESOLVED, that in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions, the Chairman, President or any Executive Vice President of this corporation hereby are authorized and empowered to take all such further action which shall in their judgment be necessary, proper or advisable in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions.

                                   Respectfully submitted,


                                   /s/ Gregory P. Quinlivan
                                   ------------------------
                                   Gregory P. Quinlivan, Secretary

Adopted December 13, 1993



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